Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Ms. Einat Krasney, President and Director
Powersafe Technology Corp.
10 Hakneset Hagdola Street
Tel Aviv, Israel 62917

Dear Ms. Krasney,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement of Powersafe Technology Corp. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated May 29, 2007, as of and for the period ended March 31, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
June 8, 2007.